Exhibit 4.4

KCAP FINANCIAL, INC.
2017 NON-EMPLOYEE DIRECTOR PLAN
As Amended and Restated May 4, 2017

1. Purpose and Certain Defined Terms

The purpose of this 2017 Non-Employee Director Plan, as amended and restated May 4, 2017 (the “Plan”) is to advance the interests of the Company (as defined below) by providing for the grant to Non-Employee Directors (as defined below) of Restricted Shares (as defined below) (the “Awards”) to the extent permitted by exemptive or other relief that may be granted by the Securities and Exchange Commission (the “Commission”). The Plan is an amendment and restatement of the 2008 Non-Employee Director Plan as adopted on February 5, 2008 (the “Prior Plan”), and was previously amended and restated effective June 10, 2011 and June 20, 2014. At all times during such periods as the Company qualifies or intends to qualify as a “business development company” under the Investment Company Act of 1940, as amended (the “1940 Act”), the terms of the Plan shall be construed so as to conform to the share-based compensation requirements applicable to “business development companies” under the 1940 Act. Any Non-Employee Director selected to receive an Award under the Plan is referred to as a “participant.”

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Board” means the board of directors of the Company.

“Company” means KCAP Financial, Inc., a Delaware corporation. The Company was formerly known as Kohlberg Capital Corporation.

“Effective Date” means May 4, 2017, the date on which this Plan is amended and restated in accordance with a resolution of the Board and approved by a vote of the Company’s shareholders.

“Executive Compensation Plans” means the Plan, together with any Company executive compensation plan that did, does, or may in the future, exist.

“Non-Employee Director” means any director of the Company who is not an employee or officer of the Company.

“Restricted Shares” means an award of Shares for so long as the Shares remain subject to restrictions requiring that they be forfeited to the Company if specified conditions are not satisfied.

“Shares” means the common stock, $.01 par value per share, of the Company.

“Shareholders” means the shareholders of the Company.

2. Administration

The Plan shall be administered by the Board unless and until it delegates administration to a committee as provided herein. The Board shall have discretionary authority, subject to the express provisions of the Plan, (a) subject to Section 9(b), to grant Awards to such Eligible Persons (defined below in Section 5 hereof) as the Board may select; (b) to prescribe the form or forms of any instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend, and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Subject to Section 9(a) hereof, the Board shall also have the authority, both generally and in particular instances, to waive compliance by a participant with any obligation to be performed by him or her under an Award, to waive any condition or provision of an Award, and to amend or cancel any Award (and if an Award is canceled, to grant a new Award on such terms as the Board shall specify), provided that the Board may not take any action with respect to an outstanding Award that would adversely affect the rights of the participant under such Award without such participant’s consent. Nothing in the preceding sentence shall be construed as limiting the power of the Board to make adjustments required by Sections 4(d) and 6(e) hereof or by applicable law.

The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to a committee, in which event all references (as appropriate) to the Board hereunder shall be deemed to include such committee.

Determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. Effective Date and Term of Plan

The Plan is effective as of the Effective Date. For the avoidance of doubt, all option Awards made under the Prior Plan as in force prior to the Effective Date are governed in all respects by the terms of the Prior Plan and shall be construed accordingly.

No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date.

4. Shares Subject to the Plan

(a) Number of Shares.  Subject to adjustment as provided in Section 4(d), the aggregate number of Shares that may be the subject of Awards granted under the Plan shall be 100,000. If any Restricted Share Award granted under the Plan is forfeited, the number of Shares as to which such Restricted Share Award was granted shall be available for future grants.

(b) Shares to be Delivered.  Shares delivered under the Plan shall be authorized but unissued Shares, or if the Board so decides in its sole discretion, previously issued Shares acquired by the Company and held in its treasury. Any Shares acquired by the Company will be acquired in accordance with the 1940 Act, including Section 23 of the 1940 Act. No fractional Shares shall be delivered under the Plan.

(c) Limits on Number of Awards.  The maximum amount of Restricted Shares that may be issued under the Executive Compensation Plans will be 10% of the outstanding Shares on the Effective Date, plus 10% of the number of Shares issued or delivered by the Company (other than pursuant to the Executive Compensation Plans) during the term of the Plan. No one person shall be granted more than 25% of the Restricted Shares reserved for issuance under this Plan. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options and rights, together with any Restricted Shares issued pursuant to the Executive Compensation Plans, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company (excluding the Restricted Shares), except that if the amount of voting securities that would result from the exercise of all the Company’s outstanding warrants, options and rights issued to the Company’s directors, officers and employees (not including any warrants, options or rights issued to Shareholders of the Company generally), together with any Restricted Shares issued pursuant to the Executive Compensation Plans, would exceed 15% of the outstanding voting securities of the Company (excluding the Restricted Shares), then the total amount of voting securities that would result from the exercise of all outstanding warrants, options and rights, together with any Restricted Shares issued pursuant to the Executive Compensation Plans, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company (excluding the Restricted Shares).

(d) Changes in Shares.  In the event of a Share dividend, Share split or combination of Shares, recapitalization, or other change in the Shares, the number and kind of Shares or securities of the Company subject to Awards then outstanding or subsequently granted under the Plan, the maximum number of Shares that may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

The Board may also adjust the number of Shares subject to outstanding Awards and the terms of outstanding Awards, to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers (except those described in Section 6(e)), acquisitions or dispositions of securities or property, or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan. References in the Plan to Shares will be construed to include any units, any stock or any other securities resulting from an adjustment pursuant to this Section 4(d).

5. Eligibility for Awards

Persons eligible to receive Awards under the Plan (“Eligible Persons”) shall be Non-Employee Directors.

6. Terms and Conditions of Awards

(a) Awards.  Each Award shall contain such terms and conditions as the Board shall deem appropriate. No Awards of Restricted Shares shall be granted prior to the Effective Date.

(b) Amounts; Vesting of Awards.

(1)	Subject to Section 9(b), on and after the Effective Date, each Non-Employee Director who is a director of the Company on the date of each annual meeting of Shareholders or meeting in lieu of the annual meeting of Shareholders, shall automatically be granted 1,000 Restricted Shares on the date of each such annual meeting of Shareholders during the term of the Plan, or if no such meeting be held in a year, then on the anniversary of the prior annual meeting or meeting in lieu of the annual meeting. Such Awards shall immediately vest as to one-half of the Restricted Share grant and as to the remaining one-half of the Restricted Share grant on the earlier of (i) the first anniversary of such grant, or (ii) the date immediately preceding the next annual meeting of Shareholders (or meeting in lieu of the annual meeting of Shareholders), provided that the participant is then and since the date of grant has continuously been a Non-Employee Director (subject to Section 7 hereof).
(2)	Subject to Section 9(b), on and after the Effective Date, a Non-Employee Director who is appointed to serve on the Board outside of the annual election cycle shall automatically be granted a pro rata portion of the Restricted Share Award on the date of such appointment to the Board (i.e., such Non-Employee Director will receive a grant of Restricted Shares equal to the product of (x) the number of full months, if any, remaining until the next annual meeting of Shareholders (or the next annual meeting in lieu of the annual meeting of Shareholders) divided by twelve and (y) 1,000). One-half of such pro rata grant will vest immediately and the remaining one-half of such pro rata grant will vest on the earlier of (i) the first anniversary of the preceding annual meeting of Shareholders (or the preceding meeting in lieu of the annual meeting of Shareholders), or (ii) the date immediately preceding the next annual meeting of Shareholders (or meeting in lieu of the annual meeting of Shareholders), provided that the participant is then and since the date of such pro-rata grant has continuously been a Non-Employee Director (subject to Section 7 hereof).

(c) Rights as Shareholder.  A participant shall not have the rights of a Shareholder with regard to an Award under the Plan except as to Shares actually received by him or her under the Plan. For this purpose, Shares are received by a participant on the date of record issuance of such Shares in the books of the Company or the issuance to participant of a stock certificate with respect to such Shares.

(d) Nontransferability of Awards.  No unvested Restricted Shares may be transferred. Vested Restricted Shares may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

(e) Mergers, Etc.  To the extent permitted under the 1940 Act, the following provisions shall apply in the event of a Covered Transaction (as defined below).

(1)	Subject to subparagraph (2) below, all outstanding Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the Covered Transaction (as defined in subparagraph (3) herein), provided that the Board may in its sole discretion on or prior to the effective date of the Covered Transaction remove any conditions or restrictions on any Award; or
(2)	With respect to an outstanding Award held by a participant who, following the Covered Transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction or any affiliate of such an entity, the Board may at or prior to the effective time of the Covered Transaction, in its sole discretion and in lieu of the action described in subparagraph (1) above, arrange to have such surviving or acquiring entity or affiliate assume any Award held by such participant outstanding hereunder or grant a replacement Award which, in the judgment of the Board is substantially equivalent to any Award being replaced.
(3)	For purposes of this Section 6(e), a “Covered Transaction” is a (i) Share sale, consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(f) Compliance with Law; Commission Approval.  At all times during such periods as the Company qualifies or intends to qualify as a “business development company,” no Award may be granted under the Plan if the grant or terms of such Award would cause the Company to violate any provision of the 1940 Act applicable to “business development companies,” and, if approved for grant, such an Award will be void and of no effect. Subject to Section 9(b), the grants of Awards under the Plan will be automatic and will not be changed without shareholder approval.

7. Termination of Continuous Service

Unless the Board expressly provides otherwise, immediately upon the cessation of the participant’s service as a Non-Employee Director (unless upon such termination or within 90 days thereafter the participant becomes an officer or employee of the Company or rejoins the Board as a Non-Employee Director) all Awards, to the extent not already vested, will be forfeited. If a participant ceases providing services as a Non-Employee Director but within 90 days of such cessation becomes an officer or employee of the Company or rejoins the Board as a Non-Employee Director, such participant shall vest in any unvested Restricted Shares on the later of (i) the next annual shareholders meeting (in accordance with Section 6(b) hereof) or (ii) the date on which such participant becomes an officer or employee of the Company or rejoins the Board as a Non-Employee Director.

8. Rights

Neither the adoption of the Plan nor the grant of Awards shall confer upon any participant any right to continue as a Non-Employee Director (or in any other capacity) of the Company, its parent, or any subsidiary or affect in any way the right of the Company, its parent, or a subsidiary to terminate the participant’s relationship at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under this Plan shall not constitute an element of damages in the event of termination of the relationship of a participant even if the termination is in violation of an obligation of the Company to the participant by contract or otherwise.

9. Discontinuance, Cancellation, Amendment, and Termination; Board Review

(a) The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan the Board may not, without the participant’s consent, alter the terms of an Award so as to affect adversely the participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon approval of Shareholders and the Commission only to the extent, if any, such approval is required by law (including the Internal Revenue Code of 1986, as amended), as determined by the Board.

(b) The Board shall review the Plan from time to time and at least annually, its reviews to include an assessment of the potential impact that Awards made or scheduled to be made under the Plan may have on the Company’s earnings and net-asset value per Share. The Board is authorized to take appropriate steps to ensure that the granting of Awards would not have an effect contrary to the interests of Shareholders, including the authority to limit or eliminate the automatic granting of additional Awards pursuant to Section 6(b). The Board shall maintain adequate records of any reviews conducted pursuant to this Section 9(b). For the avoidance of doubt, any action by the Board pursuant to this Section 9(b) that would affect an already outstanding Award shall, to that extent, be subject to the limitations of Section 9(a).

10. Waiver of Jury Trial

By accepting an Award under the Plan, each participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

11. Legal Conditions on Delivery of Shares

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Company may require, as a condition to the delivery of or removal of restriction from the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

12. Applicable Law

The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York to resolve any and all issues that may arise out of or relate to the Plan or any related Award.